Exhibit 99.1

KULR CEO Michael Mo to Speak at Strategy World 2025

Silver Sponsorship will support AI and Bitcoin focused conference hosted by Strategy

HOUSTON / GLOBENEWSWIRE / April 10, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, today announced that CEO and Co-Founder Michael Mo will speak at Strategy World 2025, the premier global conference focusing on AI and BI innovation, as well as the power of Bitcoin treasuries for corporations. KULR is a Silver sponsor of the conference – hosted by Strategy (NASDAQ: MSTR), formerly MicroStrategy – which will be held between May 5th and May 8th in Orlando, Florida.

KULR is proud to support Strategy, the world’s largest Bitcoin Treasury Company, as they convene industry leaders, data innovators, and transformation-seeking businesses to discuss how two groundbreaking technologies – AI and Bitcoin – can be leveraged within business intelligence to transform individual companies and entire industries. The four-day event will include hands-on workshops, networking opportunities, and cutting-edge content to drive business success in data analytics and corporate strategy.

In December 2024, KULR announced the launch of its Bitcoin treasury strategy following its Board of Directors’ agreement to include Bitcoin (“BTC”) as a primary asset in the Company’s treasury program. To date, KULR has purchased over 660 BTC - representing over $65 million in value – and has committed to allocating up to 90% of its surplus cash to BTC. By sponsoring Strategy World 2025 at the Silver level, KULR aims to promote discussion around the benefits of a Bitcoin treasury and engage with fellow business leaders who are on a similar path, ultimately furthering industry knowledge and efforts around both Bitcoin and AI.

Mr. Mo will participate in the “Corporate Bitcoin Success Stories” panel on Tuesday, May 6th starting at 3:20 PM ET to discuss insights and learnings from KULR’s Bitcoin treasury strategy. His presentation will begin at 4:35 PM ET. The panel will include five case studies in which corporate leaders share why they adopted a Bitcoin strategy, how it aligned with their operating models, challenges they faced, and the impact since making the switch. Fellow panelists will include leaders from Semler Scientific, Metaplanet, MARA, and Jetking.

“Having received insightful advice from Michael Saylor on leveraging Bitcoin as a core asset, we’ve taken steps to position our treasury for long-term growth and stability. This is part of our focus on distributed and decentralized systems, which also includes developing energy management solutions for the AI-enabled world,” said Mr. Mo. “As a Silver sponsor of Strategy World 2025, we’re excited to share our journey with AI and discuss the future of treasury strategies, as Bitcoin increasingly enters the corporate world."

KULR recently rebranded their Company website to KULR.ai. This reflects the Company’s integration of AI across its solutions, such as AI-driven software incorporated into battery management systems (BMS). Earlier this year, KULR announced a partnership with EDOM Technology to expand its energy management solutions across the global AI supply chain, ensuring data storage systems in AI-powered infrastructures remain efficient, reliable, and scalable.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.KULR.ai.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com